                                                                    EXHIBIT 99.3

[CELERIS CORPORATION LOGO]

CONTACT: PAUL R. JOHNSON
         CHIEF FINANCIAL OFFICER
         (615) 341-0223

                  CELERIS CORPORATION NARROWS OPERATING LOSSES
                             FOR SECOND QUARTER 2001

NASHVILLE, Tennessee (July 24, 2001) -- Celeris Corporation (OTCBB:CRSC), a provider of specialty clinical research services to pharmaceutical, medical device and biotechnology companies, today announced results from operations for the second quarter and six months ended June 30, 2001.

         Revenues for the second quarter ended June 30, 2001, were $2.5 million compared with revenues of $3.1 million for the second quarter of 2000. Net loss for the second quarter was $684,000, or $0.21 per diluted share, compared with a net loss of $994,000, or $0.32 per diluted share, in the prior-year quarter. Backlog of client contracts currently stands at $11.7 million.

         For the six months ended June 30, 2001, revenues were $4.9 million compared with revenues of $6.1 million in the first half of 2000. The net loss for the year-to-date period amounted to $1.43 million, or $0.43 per diluted share, compared with a net loss of $1.84 million, or $0.59 per diluted share a year ago.

         Barbara A. Cannon, president and chief executive officer of Celeris Corporation, said, "We have now decreased our operating losses for the fourth consecutive quarter, and are encouraged by our high level of repeat business as well as our interaction with new clients. We believe our continually improving results bode well for the future and provide a positive outlook for the rest of 2001 as well as 2002."

         A listen-only simulcast and 30-day replay of Celeris' second quarter conference call will be available online at www.celeriscorp.com or www.streetevents.com on July 25, 2001, beginning at 11:00 a.m. Eastern time.

         Celeris Corporation is a provider of specialty clinical research services and information technology services that expedite and streamline the clinical trial and regulatory submission process for pharmaceutical, medical device and biotechnology manufacturers.

         This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements of intent, belief or current expectations of Celeris Corporation and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements. Risks and uncertainties that may cause such differences include, but are not limited to the uncertainty of market acceptance of the Company's clinical research services; changes in the Company's backlog including potential cancellation, delay or change in the scope of client contracts for clinical research services; the Company's dependence on a single client for a material portion of the Company's revenues; the market acceptance of the Company's Internet capabilities; and other risk factors detailed in the Company's Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended December 31, 2000.


                                     -MORE-

CRSC Reports Second Quarter Results
Page 2
July 24, 2001
--------------------------------------------------------------------------------

                      CELERIS CORPORATION AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                     JUNE 30,                               JUNE 30,
                                            ---------------------------           ---------------------------
                                              2001               2000               2001               2000
                                            --------           --------           --------           --------
Revenue:
    Clinical research services              $  2,345           $  2,859           $  4,547           $  5,648
    Project pass-through expenses                152                229                327                469
                                            --------           --------           --------           --------
        Total revenue                          2,497              3,088              4,874              6,117

Cost of revenue:
    Clinical research services                 1,622              1,897              3,078              3,854
    Project pass-through expenses                152                229                327                469
                                            --------           --------           --------           --------
        Total cost of revenue                  1,774              2,126              3,405              4,323
                                            --------           --------           --------           --------

Gross profit                                     723                962              1,469              1,794
Operating expenses                             1,444              2,044              2,988              3,821
                                            --------           --------           --------           --------

(Loss) from operations                          (721)            (1,082)            (1,519)            (2,027)
Interest income, net                              37                 88                 93                187
                                            --------           --------           --------           --------

Net (loss)                                  $   (684)          $   (994)          $ (1,426)          $ (1,840)
                                            ========           ========           ========           ========

Basic and diluted income (loss)
    per common share                        $  (0.21)          $  (0.32)          $  (0.43)          $  (0.59)
                                            ========           ========           ========           ========

Basic and diluted weighted average
    shares outstanding                         3,316              3,130              3,316              3,127


                                     -MORE-

CRSC Reports Second Quarter Results
Page 3
July 24, 2001
--------------------------------------------------------------------------------

                      CELERIS CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                               JUNE 30,           DEC. 31,
                                                                                 2001               2000
                                                                               --------           --------
                                              ASSETS

Current Assets:
    Cash, cash equivalents and restricted funds                                $  4,071           $  5,238
    Accounts receivable, net of allowance of
      $244 and $258, respectively                                                 1,729              1,868
    Other current assets                                                            292                216
                                                                               --------           --------

           Total current assets                                                   6,092              7,322
Net furniture, fixtures and equipment                                             1,063              1,325
                                                                               --------           --------

           Total Assets                                                        $  7,155           $  8,647
                                                                               ========           ========


                                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
    Accounts payable and accrued expenses                                      $    978           $  1,087
    Deferred revenue and payables                                                   718                605
    Current portion of capital lease obligation                                     129                124
    Net current liabilities of discontinued operations                               75                 99
                                                                               --------           --------
           Total current liabilities                                              1,900              1,915


Long-term portion of capital lease obligation                                        57                123

Shareholders' Equity:
    Common stock, $0.01 par value - 13,511 shares authorized
      and 3,357 and 3,316 shares issued and outstanding, respectively                34                 33
    Additional paid-in capital                                                   68,736             68,722
    Accumulated deficit                                                         (63,572)           (62,146)
                                                                               --------           --------
           Total shareholders' equity                                             5,198              6,609
                                                                               --------           --------

           Total Liabilities and Shareholders' Equity                          $  7,155           $  8,647
                                                                               ========           ========


                                      -END-